Exhibit 99.1

Phone +1 440.684.9600 Fax +1 440.646.0484 info@freedoniagroup.com

CONSENT OF THE FREEDONIA GROUP, INC.

We hereby consent to the references to our company’s name in the Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2013 (the “Quarterly Report”) of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the Quarterly Report from Table IV-4 and Table II-10 from our report World Industrial Silica Sand, October 2012. We also hereby consent to the filing of this letter as an exhibit to the Quarterly Report.

THE FREEDONIA GROUP, INC.

By:
	Name:	Corinne Gangloff
	Title:	Media Relations Director

April 30, 2013

The Freedonia Group, Inc.	767 Beta Drive	Cleveland, OH 44143 USA	www.freedoniagroup.com